EXHIBIT 99.1

San Diego, November 13, 2009 – Over the last 90 days Royale Energy, Inc (NASDAQ:ROYL) had raised 4.2 million in equity capital in two transactions.

Following a review by NASDAQ, the company agreed to modify some of the terms of the offering to satisfy compliance with rule 5635 (d) (2), following a discussion with staff in which it had found that the company had failed to comply with shareholder approval requirements.

These modifications resulted in the issuance of a letter by NASDAQ, on November 11, stating that the company had regained full compliance.

About the Company

Headquartered in San Diego, Royale Energy, Inc. is an independent energy company. The company is focused on development, acquisition, exploration, and production of natural gas and oil in California, Texas and the Rocky Mountains. It has been a leading independent producer of oil and natural gas for over 20 years. The company’s strength is continually reaffirmed by investors who participate in funding over 50% of the company’s new projects. Additional information about Royale Energy, Inc. is available on its web site at www.royl.com.

Forward Looking Statements

In addition to historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:

Royale Energy, Inc.
Chanda Idano, Director of Marketing & PR
619-881-2800
Fax 619-881-2899